Malizia Spidi & Fisch, PC ATTORNEYS AT LAW
1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660 Facsimile: (202) 434-4661

February 23, 2011

The Board of Directors
Norwood Financial Corp.
717 Main Street
Honesdale, PA  18431

Dear Board Members:

We have acted as special counsel to Norwood Financial Corp., a Pennsylvania corporation (“Norwood”) and Wayne Bank (the “Bank”), in connection with the planned merger (the “Merger”) of North Penn Bancorp, Inc., a Pennsylvania corporation (“North Penn”), with and into Norwood pursuant to the Agreement and Plan of Merger (the “Agreement”) by and between Norwood, the Bank, North Penn, and North Penn Bank, dated as of December 14, 2010, as described in the proxy statement and other proxy solicitation materials of North Penn, and the prospectus of Norwood constituting a part thereof (the “Proxy Statement-Prospectus”), which is part of the registration statement on Form S-4 filed by Norwood on or about the date hereof (the “Registration Statement”) in connection with the Merger.  We issue this opinion pursuant to the requirements of the Form S-4.

In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, and of such corporate records of Norwood and the Bank as we have deemed appropriate.  We have also relied, without independent verification, upon certain representations of Norwood and North Penn.  We have assumed that such representations are true and that Norwood, the Bank, North Penn and North Penn Bank will act in accordance with the descriptions set forth in the Registration Statement.  In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, set forth herein, made or furnished in connection with the Agreement or the transactions contemplated thereby or in any of the other documents referred to therein. Attorneys at our firm are licensed to practice law in the District of Columbia.  The opinions expressed herein are limited to the federal income tax laws and regulations applicable to the Merger and we do not opine on any other federal law or

MALIZIA SPIDI & FISCH, PC

The Board of Directors
Norwood Financial Corp.
February 23, 2011

the laws of any other applicable jurisdiction.  We have acted as special counsel solely in connection with the application of federal income tax laws and regulations laws applicable to the Merger and the Agreement and, consequently, there may exist matters of a legal nature concerning Norwood and the Bank in connection with which we have not been consulted and have not represented Norwood and the Bank.  Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or inferred beyond the matters stated.

Based upon and subject to the foregoing, we are of the opinion that under Current Law (1) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (2) Norwood and North Penn will each be a party to the “reorganization” within the meaning of Section 368(b) of the Code and (3) the statements set forth in the discussion contained in the Registration Statement under the caption  “Tax Consequences of the Merger” are accurate in all material respects.

This opinion is based on Current Law.  It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue authorities, after the date hereof which would be inconsistent with the opinion expressed herein.  It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein.  Any changes in law could have retroactive effect.

This opinion is given solely for the benefit of the parties to the Agreement and may not be relied upon by any other party or entity or referred to in any document without our express written consent.  This opinion is given as of the date hereof, is expressly limited to the facts existing as of such date, and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “The Merger – Tax Consequences of the Merger” in the Proxy Statement-Prospectus.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC